October 7, 2002



PERSONAL AND CONFIDENTIAL

William K. Jacobson
2714 Windepoint Court
Sheboygan, WI 53083

Dear Bill:

This letter confirms our mutual understanding regarding the terms and conditions related to your retirement from Fresh Brands Distributing, Inc.

You agree to announce your pending retirement on Monday, November 4, 2002. You will effectively resign that day as a Director and Assistant Secretary. You will retain your title of Senior Vice President of Retail Operations and Development until a successor is named or February 14, 2003, whichever occurs first. In order to ensure a seamless transition of your duties and responsibilities and to ensure you will be able to complete various projects such as new business prospecting and other projects or duties and responsibilities assigned to you by Elwood Winn, to whom you will continue to report until your retirement, you will continue as an active, full-time employee of Fresh Brands at your current base salary rate through, and retire as of, Friday, February 14, 2003. Your retirement will not affect your eligibility to receive allocations under our Executive Benefit Restoration Plan related to compensation paid to you in 2002, but you will not receive any allocations under this plan related to compensation paid to you in 2003. You will be eligible to receive any discretionary bonus for 2002 as may be deemed appropriate by the Compensation Committee in its sole and absolute discretion. You will not be eligible for any bonus for 2003. On your retirement date, you will receive payment of your five (5) weeks of accrued and unused vacation and your two (2) personal holidays, minus the vacation and/or personal holidays that you use prior to your retirement date. Your retirement will be considered a "retirement" for purposes of determining the vesting of your stock options.

Commencing February 15, 2003 and ending on December 31, 2003, you will be retained by Fresh Brands as a consultant reporting directly to Elwood Winn and/or his designees. During this period ( the "Initial Consulting Period"), you agree to provide up to five hundred (500) hours of consulting services as and when reasonably requested by Fresh Brands. On or shortly after March 3, 2003 and thereafter promptly after the beginning of each subsequent month during the Initial Consulting Period, Fresh Brands will pay you a retainer fee of seven thousand five hundred dollars ($7,500), provided that you've remained in compliance with all of the terms and conditions of this agreement through such date. If, during the Initial Consulting Period, Fresh Brands uses your consulting services for more than a total of five hundred (500) hours, Fresh Brands will pay you an additional $125 for each additional hour of consulting services provided. You will also


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be eligible to receive such other consulting payments as mutually agreed between you and Fresh Brands.

Beginning January 1, 2004 and ending December 31, 2004 (the "Second Consulting Period" and collectively with the Initial Consulting Period, the "Consulting Periods"), you agree to provide up to five hundred (500) hours of consulting services as and when reasonably requested by Fresh Brands. Promptly after the beginning of each month during the Second Consulting Period, Fresh Brands will pay you a retainer fee of six thousand two hundred fifty dollars ($6,250), provided that you've remained in compliance with all of the terms and conditions of this agreement through such date. If during the Second Consulting Period, Fresh Brands uses your consulting services for more than a total of five hundred
(500) hours, Fresh Brands will pay you an additional $125 for each additional hour of consulting services provided.

During both Consulting Periods, provided that you've remained in compliance with all of the terms and conditions of this agreement, (i) your consulting retainer fees will be paid to you in consideration of you remaining available to provide reasonably requested consulting services and regardless of the number of hours of consulting services that you actually provide and (ii) Fresh Brands will reimburse you for your reasonable and documented out-of-pocket expenses incurred directly in conjunction with your provision of consulting services. On or prior to the tenth day of each month during the Consulting Periods, you will provide Fresh Brands with a statement itemizing your out-of-pocket expenses incurred and the number of hours you provided consulting services under this agreement during the previous month. Such statement will be subject to Fresh Brands' review and approval. As additional consideration for the services provided under this agreement, Fresh Brands will, until December 31, 2005, provide you with health insurance for you and your family under Fresh Brands' current (or similar) health insurance plan, provided that you've remained in compliance with all of the terms and conditions of this agreement. You will be responsible for the employee contribution payments for such insurance. Beginning when you reach the age of 55, you will be eligible to purchase the retiree insurance for you and your family entirely at your own expense.

In consideration for the payments and benefits to be provided to you under this agreement, you will not, during the Consulting Periods and for one year thereafter, directly or indirectly (i) engage in any activities that compete with, or otherwise damage or are adverse to, any portion of Fresh Brands' (or its affiliates') business (as conducted now or at any time on or before the end of the Consulting Periods); (ii) solicit the business of any current or prospective Fresh Brands' (or one of its affiliates') franchisee or independent store customer, other than on behalf of Fresh Brands (or its affiliates); (iii) solicit for employment or advise or recommend to any other person that he or she solicit for employment, or otherwise hire, any person employed at that time by Fresh Brands (or one of its affiliates); or (iv) engage in any form of conduct, or make any statements or representations, that disparage or otherwise harm the reputation, good will or commercial interest of Fresh Brands or any of its affiliates or the officers, employees or other representatives of Fresh Brands or any of its affiliates. In addition, during the


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Consulting Periods, you agree to actively support and promote Fresh Brands' and its affiliates' best interests, especially with respect to their relationships with their franchisees and independent customers, and use all efforts to maintain such franchisees' and independent customers' relationships with, and support of, Fresh Brands and its affiliates. The sole exceptions to clause (i) above are the following items (which shall be allowed only to the extent that they do not interfere with your other obligations hereunder): (1) working directly for one of Fresh Brands' (or one of its affiliate's) franchisees (provided that you first so advise Fresh Brands); and (2) owning and operating a floral business with your wife. You will also maintain the confidentiality of all confidential and/or proprietary information of or about Fresh Brands and/or its affiliates at all times after the date of this letter.

If, at any time after September 1, 2003, you receive an opportunity to work with another company on a full-time basis and your acceptance of that job would not violate the terms of this agreement except that you may be unable to provide the consulting services required, you may, on sixty (60) days' written notice, terminate your obligation to provide consulting services under this agreement. Such termination (i) will not affect your obligations in the previous paragraph and (ii) will terminate all of Fresh Brands' obligations under this agreement. If, at any time, you receive an opportunity to work with another company and your acceptance of that job would violate your obligations in the previous paragraph, you may, in writing, ask me for a written waiver of the previous paragraph (which waiver will not affect your confidentiality obligations included below).

The payments and other benefits provided to you pursuant to this agreement are conditioned upon your compliance with all of the terms and conditions of this agreement. Each of the provisions of this agreement are material terms of this agreement. If you or anyone acting at your direction violate any provision of this agreement, then Fresh Brands may withhold and terminate all payments and other benefits pursuant to this agreement. The exercise of such rights will not affect Fresh Brands' right to pursue any other available legal or equitable remedies.

You agree to keep this agreement confidential and not to reveal its content to anyone other than your attorney, financial consultant, and immediate family members. Fresh Brands, Inc. may, however, disclose the contents of this agreement pursuant to any rule or regulation of the Securities and Exchange Commission or The Nasdaq Stock Market or otherwise required by law. Notwithstanding anything to the contrary in this agreement, this paragraph will survive the termination of this agreement.

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If you agree that the foregoing satisfactorily states our mutual understanding, please sign and date this agreement in the spaces indicated below and return it directly to me.

Sincerely yours,

Fresh Brands Distributing Inc.


By: /s/ Elwood F. Winn
    -------------------------------------
    Elwood F. Winn
    President and Chief Executive Officer

Agreed and accepted this 17th day of October, 2002


/s/ William K. Jacobson
-------------------------------------
William K. Jacobson